EXHIBIT 10.1
                                                                   ------------


                              EMPLOYMENT AGREEMENT
                              --------------------

        This Employment Agreement (the "Agreement") is made and entered into as of the 31st day of May, 2007, by and between Comverse, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Yaron Tchwella (the "Executive").

                               W I T N E S S E T H

        WHEREAS, the Executive is currently serving as President of Comverse, Inc., a wholly owned subsidiary of Comverse Technology, Inc. (the "Parent"); and

        WHEREAS, the Executive desires to enter into this Agreement and to continue such employment, subject to the terms and provisions of this Agreement;

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties"), intending to be legally bound, agree as follows:

        1.      Definitions.

        (a) "Base Salary" shall mean the Executive's annual base salary as determined in accordance with Section 4 below, including any applicable increases.

        (b)     "Board" shall mean the Board of Directors of the Parent.

        (c) "Compensation Committee" shall mean the Compensation Committee of the Board or another committee of the Board that performs the functions typically associated with a compensation committee.

        (d) "Disability" shall mean the Executive's inability to substantially perform his duties and responsibilities under this Agreement for a period of six (6) consecutive months or nine (9) out of twelve (12) nonconsecutive months due to a physical or mental disability.

        (e)     "Effective Date" shall mean the first date set forth above.

        (f) "Term of Employment" shall mean the period specified in Section 2 below, as such period may be extended.

        2.      Term of Employment.

        The Company hereby employs the Executive, and the Executive hereby accepts such employment, during the Term of Employment, which shall be the period commencing on the Effective Date and ending on March 31, 2008, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement. This Agreement and the Term of Employment shall be automatically renewed for additional one (1) year periods commencing on April 1, 2008 and on

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each anniversary thereof (each April 1, a "Renewal Date") (unless otherwise terminated prior thereto), unless either Party notifies the other Party, in writing, of his or its intention not to renew this Agreement not less than sixty
(60) calendar days prior to any such Renewal Date.

        3.      Position, Duties and Responsibilities; Reporting.

        As of the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the President of the Company. In this capacity, the Executive shall be assigned only such duties and responsibilities as are appropriate for a person holding such a position as determined by the Board and the Chief Executive Officer of the Parent. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests and reputation of the Company. Unless prevented by illness, injury or Disability, the Executive shall devote all of the Executive's time, attention, knowledge, energy and skills during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment; provided, however, that the Executive may (a) serve on civic or charitable boards or committees; or (b) with the approval of the Board, serve on corporate boards or committees. The Executive shall report to the Chief Executive Officer of the Parent.

        4.      Base Salary.

        As of the Effective Date and through March 31, 2008, the Executive shall be paid a Base Salary of four hundred thousand dollars ($400,000), payable in accordance with the regular payroll practices of the Company. Thereafter, the Base Salary shall be reviewed no less frequently than annually, with such increase as determined in the sole discretion of the Board or the Compensation Committee.

        5.      Incentive Compensation Arrangements.

        During the Term of Employment, the Executive will be eligible for a bonus under the Company's annual bonus plan, as in effect from time to time, based upon the achievement of performance goals established by the Compensation Committee in consultation with the Executive. The parties agree that the criteria applicable to the Executive's on-target bonus for fiscal year 2007 shall be developed by the Chief Executive Officer of the Parent within forty-five (45) days after the Effective Date, subject to the review and approval of the Compensation Committee. The on target bonus shall equal 100% of base salary for the fiscal year 2007. The bonus payout shall not exceed 200% of the Executive's Base Salary for such year. During the Term of Employment, the Executive shall be entitled to participate in any other Company incentive compensation plans, programs and/or arrangements applicable to senior-level executives as established and modified from time to time by the Board or the Compensation Committee in its discretion.

        6.      Long-Term Incentive Compensation Programs.

        The Executive shall be granted a deferred stock award for 41,364 shares of the Parent's common stock ("Common Stock"), which is equal to the quotient obtained by dividing $900,000 by $21.7584, the average of the closing prices per


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share of the Common Stock on the "Pink Sheets" for the ten consecutive trading days commencing on March 29, 2007, the fifth trading day following March 22, 2007, the date of the Company's issuance of a press release announcing its unaudited financial results for the fiscal year ended January 31, 2007. Such deferred stock award shall be made on the Effective Date and shall vest as to one-third (1/3rd) of the original number of shares subject thereto on each of the next three anniversaries of April 13, 2007, the first business day following April 12, 2007, the end of such ten consecutive trading day period, subject to accelerated vesting as otherwise provided herein. The Parties shall enter into the Company's customary documentation to evidence the deferred stock award. During the Term of Employment, the Executive shall be entitled to participate in any long-term incentive compensation plans, programs and/or arrangements applicable to senior-level executives as established and modified from time to time by the Board or the Compensation Committee in its discretion, including any equity-based plans, programs or arrangements. During the Term of Employment, the Executive shall receive equity-based grants at a level commensurate with his position when such other senior-level executives receive grants.

        7.      Employee Benefit Programs.

        During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements as in effect from time to time and applicable to senior-level executives.

        8.      Reimbursement of Business Expenses.

        During the Term of Employment, the Executive is authorized to incur reasonable and necessary business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable and necessary business expenses, in accordance with the Company's then existing expense reimbursement policies, practices and procedures.

        9.      Perquisites.

        During the Term of Employment, the Executive shall be entitled to participate in the Company's executive fringe benefit programs applicable to the Company's senior-level executives (if any) in accordance with the terms and conditions of such programs as in effect from time to time. Without limiting the generality of the foregoing, during the Term of Employment:

                (i) the Executive shall be entitled to continued use of a company car in accordance with past practice;

                (ii) the Company shall reimburse the Executive for reasonable legal fees incurred by the Executive in connection with the negotiation and execution of this Agreement;

                (iii) the Company shall reimburse the Executive each calendar year during the Term of Employment for up to $15,000 of reasonable tax planning fees incurred by the Executive;



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                (iv)    the Executive shall be entitled to travel in business
                        class, to the extent reasonably available, for international business travel; and

                (v) the Company shall pay or reimburse the Executive for the cost of tuition for the Executive's attendance during the Term of Employment at a summer executive Masters of Business Administration program of his choice.

        The reimbursements provided for in clauses (ii), (iii), (iv) and (v) of this Section 9 shall be payable subject to and following presentation to the Company of reasonable documentation of any such expense in accordance with any applicable Company policy, but no such payment shall be made later than December 31 of the year following the year in which the expense was incurred.

        10.     Vacation.

        During the Term of Employment, the Executive shall be entitled to an amount of paid vacation established by and in accordance with the Company's vacation policy in effect from time to time. The Executive may carry over any unused vacation from year to year in accordance with the Company's vacation policy and will receive payment for any accrued, unused vacation upon termination of employment for any reason.

        11.     Termination of Employment.

        (a) The Term of Employment and the Executive's employment hereunder may be terminated by either party at any time and for any reason upon sixty (60) calendar days advance written notice. If (1) the Executive's employment is involuntarily terminated by the Company (and all Affiliates (as defined in the Company's Executive Severance Protection Plan, attached hereto as Exhibit A (the "Plan")) for any reason other than Cause (as defined in the Plan; provided that no finding of Cause shall be effective unless and until the Company has provided the Executive with written notice thereof in accordance with Section 22 hereof stating with specificity the facts and circumstances underlying the finding of Cause and, if the basis for such finding of Cause is capable of being cured by the Executive, providing the Executive with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with
Section 22 hereof), (2) the Executive terminates his employment for Good Reason (as defined below) within 6 months from the date the Executive first becomes aware of the existence of Good Reason or (3) the Company terminates the Executive's employment by providing a notice of nonrenewal in accordance with
Section 2 above, the Executive shall be eligible to receive the severance benefits set forth in Section 2 of the Plan, provided, however, that the severance pay amount set forth in Section 2(a) of the Plan shall be offset by any amounts paid to, or for the benefit of, the Executive pursuant to Israeli Severance Pay Law or voluntarily paid by the Company in accordance with the formula put forth thereunder (i.e., one month of base salary for each year of service to the Company in Israel). As a condition precedent to receiving the compensation provided under this Section 11(a), the Executive shall sign a release which shall become effective (and shall not be revoked) in such form as the Company shall determine, which shall, to the extent permitted by law, waive all claims and actions against the Company and such other related parties and entities as the Company chooses to include in the release except for claims and actions for benefits provided under the terms of this Agreement or the Plan. The


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cash severance pay benefits payable to the Executive under this Section 11(a)
shall be paid to the Executive in a single lump sum less applicable withholdings within the later of (i) seven (7) business days after the Executive's date of termination or (ii) the expiration of the revocation period, if applicable, under the above-referenced release. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's prior written consent, the occurrence of any of the following events or actions: (i) any reduction in the Executive's Base Salary or the reduction in Executive's on target bonus formula for any fiscal year to an amount below 75% of the Executive's base salary in such fiscal year, other than as part of an across-the-board reduction applicable to all senior executives of the Parent and its affiliates; (ii) an actual relocation of the Executive's principal office to another location more than 50 miles from its location as of the Effective Date; (iii) a material and adverse reduction in the nature or scope of Executive's responsibilities, duties or authorities; or (iv) a material breach by the Company of any of the payment obligations under this Agreement; provided, however, that provided that no finding of a material breach of the payment obligations under this Agreement shall be effective unless and until the Executive has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying such material breach, with written notice thereof in accordance with
Section 22 below stating with specificity the facts and circumstances underlying the finding of such material breach and, if the basis for such finding of a material breach is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 22 below.

        (b) Notwithstanding the above, in the event of a Change of Control transaction (as defined in the Plan), the Executive's severance benefits will be determined pursuant to the terms and conditions of the Plan, without regard to offset of any amounts paid to, or for the benefit of, the Executive pursuant to Israeli Severance Pay Law or voluntarily paid by the Company in accordance with the formula put forth thereunder (i.e., one month of base salary for each year of service to the Company in Israel), as set forth above.

        (c) For the avoidance of doubt, all severance benefits for which the Executive may be eligible will be administered and construed in accordance with the terms and conditions set forth in the Plan except as expressly modified in
Section 11.

        12.     Prior Employment Agreement Payments.

        (a) This Agreement supersedes the Employment, Non-Disclosure and Non-Competition Agreement between the Executive and the Company dated August 27, 2003, as amended August 9, 2004 (the "Prior Agreement"). The Company shall have no further obligations with respect to the Prior Agreement except for the obligations set forth in this Section 12.

        (b) Provided that the Executive remains employed by the Company through the applicable payment dates and the Executive is not in breach of any term or condition of this Agreement (provided that Executive shall be in breach of any term or condition of this Agreement only after the Company has provided the Executive with written notice thereof in accordance with Section 22 hereof stating with specificity the facts and circumstances underlying such breach and, if the basis for such breach is capable of being cured by the Executive, providing the Executive with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 22 hereof), the Executive shall be entitled to the following payments (in each


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case, in accordance with the Company's then current payroll practices) in satisfaction of the remaining obligations under the Prior Agreement:

                (i) a lump sum cash bonus in the amount of three hundred thousand dollars ($300,000) payable on August 31, 2007;

                (ii) with respect to the Executive's stock option to purchase 75,000 shares of Common Stock (i.e., one-half of the stock option granted on August 15, 2003) (the "2003 Options"), 37,500 shares of which vested on August 15, 2006 and 37,500 of which will vest on August 15, 2007, a lump sum cash amount equal to the difference, if any, between three-hundred thousand dollars ($300,000) minus the Spread Value (defined below), payable 25 business days following the Measurement Date (defined below); provided that for purposes of this Agreement: (I) "Spread Value" shall mean 75,000 multiplied by the difference between (A) "Fair Market Value" of the Common Stock minus (B) fourteen dollars and sixty-eight cents ($14.68), provided that, in the event the Fair Market Value is less than $14.68, the Spread Value shall be 0 and, in no event, shall the Executive be required to make any payment to the Company under this Section 12(b)(ii); (II) "Measurement Date" shall mean the last day of the five-day period commencing on the first trading day after the first open trading window after
                        (a) Parent becomes current with its filing obligations with the Securities and Exchange Commission ("SEC") and
                        (b) the plan under which the subject stock options were granted is registered under a current registration statement on Form S-8; and (III) "Fair Market Value" shall mean, as determined by the Compensation Committee, the average closing price of the Common Stock for the five-day period commencing on the first trading day after the first open trading window after (a) Parent becomes current with its SEC filing obligations with the Securities and Exchange Commission and (b) the plan under which the subject stock options were granted is registered under a current registration statement on Form S-8.

                (iii) a lump sum cash payment equal to the difference, if any, between one million dollars ($1,000,000) minus the fair market value of the Common Stock on July 31, 2007 of the restricted stock award (pursuant to the Restricted Stock Award Agreement dated August 9, 2004) of 50,000 shares of Common Stock which will vest on such date. The fair market value shall be the closing of the Common Stock on such date if there is a public market for the Common Stock and shall be determined by the Compensation Committee if no such public market exists on such date.

        (c) Provided that the Executive remains employed by the Company and the Executive is not in breach of any term or condition of this Agreement (provided that Executive shall be in breach of any term or condition of this


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Agreement only after the Company has provided the Executive with written notice thereof in accordance with Section 22 hereof stating with specificity the facts and circumstances underlying such breach and, if the basis for such breach is capable of being cured by the Executive, providing the Executive with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 22 hereof), if the Executive's employment is terminated upon his death, all 2003 Options shall become fully vested on the date of such termination.

        13.     Assignability; Binding Nature.

        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, agents, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company; provided, however, that this Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations or assets of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

        14.     Representation.

        The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

        15.     Entire Agreement.

        This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto including, without limitation, any offer letters or employment agreements and any nondisclosure, nonsolicitation, inventions and/or noncompetition agreements between the Parties. In the event of any inconsistency between the terms of this Agreement and the Exhibits hereto, the terms of this Agreement shall govern.

        16.     Amendment or Waiver.

        No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.





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        17.     Withholding.

        The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

        18.     Severability.

        In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining parts, terms or provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

        19.     Survivorship.

        The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to preserve such rights and obligations.

        20.     Beneficiaries/References.

        The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any accrued compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. Subject to Section 13, in the event of the Executive's death, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

        21.     Governing Law/Jurisdiction.

        This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Israel.

        22.     Notices.

        All notices shall be in writing, shall be sent to the following addresses listed below using a reputable overnight express delivery service and shall be deemed to be received one (1) calendar day after mailing for overnight delivery.

        If to the Company:   810 Seventh Avenue, 35th Floor
                             New York, New York 10019
                             Attention:  Paul Robinson, Esq.
                                          General Counsel

                             with a copy to:

                             Weil, Gotshal & Manges LLP
                             767 Fifth Avenue
                             New York, New York  10153
                             Attention:  David Zeltner, Esq.



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        If to the Executive: Yaron Tchwella
                             29 Habarzel Street
                             Tel Aviv, Israel

        23.     Headings.

        The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

        24.     Cooperation.

        The Executive agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. The Executive shall notify the Company if the Executive is asked to assist, testify or provide information by or to any person, entity or agency in any such proceeding or investigation. The Executive also agrees to cooperate with the Company in the transitioning of his responsibilities after the date of termination of employment.

        25.     Restrictive Covenants.

        (a) For purposes of this Section 25, "Company" shall mean the Company, and, to the extent that the Executive is directly and substantively involved in any of their business, the Parent and any of its affiliates.

        (b)     Confidential Information.

                (i) Executive expressly acknowledges that he has received and will continue to receive Confidential Information pertaining to the products, services, operations and/or business affairs of the Company. For the purposes of this Agreement, "Confidential Information" shall include, but not be limited to, information concerning or related to the Company's financial matters, business methods and practices, the Company's proprietary computer software, firmware, hardware, documentation, scientific, technical, economic, or engineering information including patterns, plans, compilations, program devices, formulae, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically or photographically (including, without limiting the generality of the


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                        foregoing, any such items created, developed, produced
                        or made known to Executive during the period of or arising out of Executive's employment with the Company), the Company's suppliers, customers and potential customers, confidential information disclosed to the Company by a third party on a confidential basis, and the Company's sales and marketing plans, as well as any information in addition to the foregoing which is not generally known to the public. Confidential Information shall also mean any and all information received by the Company from customers of the Company or other third parties subject to an expectation of confidentiality. In the event that Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then such Executive will notify the Company promptly (and in writing, as prescribed in Section 25(b)(vi) below) of the request or requirement so that Company may take appropriate action. If, in the absence of a protective order or the receipt of a waiver from the Company hereunder, Executive is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Executive may disclose such Confidential Information to the tribunal; provided, however, that Executive shall use his reasonable best efforts to obtain an order or other assurance that confidential treatment will be accorded to such Confidential Information.


                (ii) In recognition of the fact that such Confidential Information contains valuable trade secrets of the Company, Executive agrees that he shall not, during the term of Executive's employment with the Company, or at any time thereafter, use or disclose to any third party any such Confidential Information for any reason or purpose whatsoever without the express written consent of the Company. Executive understands that, pursuant to the Economic Espionage Act and other applicable law, violation of this Section 25(b)(ii) could result in a fine, imprisonment, financial liability and other sanctions.


                (iii) Executive hereby assigns to the Company any and all rights, title and interest that Executive now has in the Company's Confidential Information and agrees to assign to the Company any and all rights, title and interest that Executive may hereafter acquire in the Company's Confidential Information. Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contact lists, contracts, lists,


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                        blueprints, and other documents, or materials, or copies
                        thereof, Confidential Information, and equipment furnished to, or prepared, edited, or augmented by, Executive in the course of or incident to his employment with the Company, including, without limitation, records and any other materials pertaining to Inventions, belong to the Company and shall be promptly returned to the Company upon termination of employment. Following termination, Executive will not retain any written or other tangible or electronic material containing any Confidential Information.


                (iv) Upon termination of his employment with the Company for whatever reason, Executive will promptly surrender to the Company all copies, in whatever form, of the Company's Confidential Information in Executive's possession or control, and Executive will not remove or transmit by any means from the Company or take with him any of the Company's Confidential Information that is embodied in any tangible medium of expression.


                (v) Executive agrees, with respect to the terms and conditions set forth in this Agreement, not to disclose or cause to be disclosed, directly or indirectly, to any person the existence of or terms of this Agreement. As an exception to this provision, it is understood that Executive may disclose information as required by the United States Securities and Exchange Commission or other regulatory agency, and to his legal counsel, tax preparer and members of his immediate family, providing those persons are instructed to comply with non-disclosure terms of this Agreement. Additionally, should Executive be required by law, legal process or subpoena to provide information related either to his or anyone else's employment at the Company related to this Agreement, Executive shall, in advance of providing any response to such law, legal process or subpoena, and to the extent reasonably practicable, provide written notice by certified mail to the General Counsel and Assistant Secretary of the Company, at the Company address set forth in Section 22 of this Agreement, of such law, legal process or subpoena, such that the Company may seek to assert its rights and interests in connection therewith.


        (c)     Disclosure of Inventions.

                (i) For the purposes of this Agreement, "Inventions" shall have the same meaning as set forth in 35 U.S.C. Sections 100 and 101, and may include without limitation, any of


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                        the following as applicable: all discoveries,
                        developments, designs, improvements, inventions, formulae, processes, techniques, computer programs, strategies, specific computer-related or telecommunications-related know-how and data.


                (ii) During Executive's employment by the Company and for a period of twelve (12) months thereafter, Executive will promptly and fully disclose to the Company (and to any persons designated by it) any and all Inventions generated or conceived or reduced to practice or learned by Executive, either alone or jointly with others, which result from or relate to tasks assigned by the Company to Executive, or which result from or relate to tasks, projects or products being conducted or made within the Company about which Executive has obtained substantial knowledge during his employment with the Company.


        (d)     Ownership Rights and Assignment of Inventions.

                (i) Executive and the Company hereby agree that, to the extent the United States copyright laws or the laws of any jurisdiction bound to recognize rights of copyright, author's rights or any similar other rights so permit, all services rendered by Executive hereunder, and the work product resulting from same, are and shall be deemed to be performed by Executive as work for hire or works made for hire for the Company, and are and shall be the sole and exclusive property of the Company. To the extent such laws or any rule of law does not so permit, then Executive expressly agrees to assign to the Company any and all rights, title and interest which Executive has or hereafter acquires in such services and work product, including without limitation, any and all rights to copyrights, trademarks and trade secrets thereto.


                (ii) Executive agrees that all Inventions generated or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the following time periods: (A) during Executive's employment by the Company; and (B) for a period of twelve (12) months thereafter, shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patent applications and all patents issued in connection therewith, provided however, that such Inventions in any way result from or relate to tasks assigned to the Executive during his employment at the Company, or which result from or relate to tasks, projects or products being conducted or made within the Company about which


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                        Executive obtained substantial knowledge during his
                        employment at the Company. Executive hereby assigns to the Company any and all rights, title and interest that Executive has in such Inventions, and agrees to assign to the Company any and all rights, title and interest which Executive may hereafter acquire in such Inventions.


                (iii) With respect to all such Inventions described in Section 25(c)(ii) and Section 25(d)(ii) of this Agreement, Executive further agrees to assist the Company in every proper way (but at the Company's expense) to apply for, prosecute, obtain, defend and enforce patents, and other proprietary rights and protections relating to said Inventions in any and all countries, including but not limited to, as the Company may elect: (A) taking all lawful oaths and doing all lawful acts, including giving testimony; and (B) executing all documents, including, but not limited to, all applications, powers, assignments and other papers deemed by the Company or persons designated by it to be necessary or advisable.


                (iv) Executive's obligations as set forth in Section 25(c)(ii) and Section 25(d)(ii) of this Agreement shall continue beyond the termination of his employment by the Company, but the Company shall compensate Executive at a reasonable rate after Executive's termination for time actually spent by Executive on such assistance. In the event the Company is unable, after reasonable effort, to secure Executive's signature on any document or documents needed to apply for, prosecute, obtain, defend or enforce any patent, copyright, trademark, trade secret, or other proprietary right or protection relating to an Invention described in Sections 25(c) and 25(d) of this Agreement, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent coupled with an interest and attorney-in-fact, to act for and in Executive's behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the Company's rights hereunder with the same legal force and effect as if executed by Executive.


        (e)     Previous Inventions.

        Executive has identified in Schedule A attached hereto all Inventions generated or conceived or reduced to practice or learned by Executive, either alone or jointly with others, prior to his employment by the Company, which Executive desires to remove from the operation of this Agreement. Executive represents and warrants that such list is complete. If there is no such information listed, Executive represents that he made no such Inventions at the time of signing this Agreement.

        (f)     Non-Disparagement.

        The Executive shall refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding the Company or any of its directors, officers, personnel, policies or products; provided however, that it shall not be a violation of this Section 25(f) for Executive to make truthful statements when required to do so by a court of law, by any governmental agency having supervisory authority over the Executive, or by any administrative or legislative body with apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information or as may otherwise be required to defend any allegations or statements made by the Company.

        (g)     Non-Competition/Nonsolicitation.

                (i) For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that the Executive has access to confidential information and other valuable rights of the Company during the Term of Employment, the Executive covenants and agrees that he will not, during employment with the Company or any of its affiliates and for a period of twelve (12) months from the date of termination of employment for any reason, directly or indirectly, engage in any business or in any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services that are in competition with products or services that the Company produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which the Company then conducts business or reasonably has plans to conduct business. It is not the intent of this covenant to bar the Executive from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Executive from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved.

                (ii) The Executive agrees that during employment with the Company or any of its affiliates and for a period of twelve (12) months from the date of termination of employment for any reason, he will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of the Company to cease being a customer, supplier, or vendor of the Company or to divert all or any part of such person's or entity's business from the Company.

                (iii) The Executive agrees that during employment with the Company or any of its affiliates and for a period of twelve (12) months from the date of termination of employment for any reason, the Executive shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing, any executive, employee or consultant of the Company to accept employment or affiliation with another firm or corporation engaging in such business or activity of the Company.

                (iv) The Parties hereby acknowledge that the restrictions in this Section 25 have been specifically negotiated and agreed to by the Parties hereto and are limited only to those restrictions necessary to protect the Company from the misuse of confidential information and unfair competition. The Parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 25 is in any way disputed at any time, and should a court of competent jurisdiction find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes it to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 25 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant. The Executive acknowledges that the Company's business is not limited by geographical scope, is operating throughout the world and that the effect of Section 25(g) may be to prevent him from working in a competitive business after his termination of employment hereunder.

                (v) The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 25 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, the Company shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement.

        26.     Damages/Injunctive Relief.

        Executive acknowledges that his services to the Company are of a unique character, which gives them a special value to the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, in addition to any other remedy which the Company may have at law or in equity, including the right to withhold any payment of compensation, the Company shall be entitled to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction or to temporary and/or permanent injunctions in order to prevent or restrain any such breach by Executive or by Executive's partners, agents, representatives, servants, employers and employees. Said remedies shall be in addition to, and not in limitation of, any other rights or remedies to which the Company is or may be entitled at law, in equity, or under this Agreement.

        27.     Set Off, Mitigation.

        In the event of a termination of the Executive's employment for any reason, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any compensation attributable to any subsequent compensation he may receive. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided that the foregoing shall in no way limit the Company's remedies upon a breach or threatened breach of the restrictive covenants in Section 25.

        28.     Counterparts.

           This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.



                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                        COMVERSE, INC.



                                        By:  /s/  Andre Dahan
                                           -------------------------------------
                                           Name:   Andre Dahan
                                           Title:  Director



                                        THE EXECUTIVE


                                        By:  /s/  Yaron Tchwella
                                           -------------------------------------
                                           Name:  Yaron Tchwella

                                    EXHIBIT A

                       EXECUTIVE SEVERANCE PROTECTION PLAN

                            COMVERSE TECHNOLOGY, INC.
                       EXECUTIVE SEVERANCE PROTECTION PLAN

        THIS EXECUTIVE SEVERANCE PROTECTION PLAN, made and executed adopted by Comverse Technology, Inc., a New York corporation, is being established to provide for the payment of severance benefits to certain of its eligible employees.

        Section 1. Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

                (a) "Affiliate" means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

                (b) "Base Salary" means Executive's annual rate of base salary in effect on the date in question, determined prior to reduction for any employee-elected salary reduction contributions made to an Employer-sponsored non-qualified deferred compensation plan or an Employer-sponsored plan pursuant to Section 401(k) or 125 of the Internal Revenue Code, and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

                (c)     "Board" means the board of directors of the Company.

                (d) "Bonus" means the amount payable to Executive under the Company's applicable annual incentive bonus plan with respect to a fiscal year of the Company.

                (e)     "Cause" means a good faith finding by the Company of:
        (i) commission by the Executive of, or a plea of nolo contendere by the Executive to, any felony; (ii) a material violation by the Executive of federal or state securities laws; (iii) willful misconduct or gross negligence by the Executive resulting in material and demonstrable harm to the Company; (iv) a material violation by the Executive of any Company policy or procedure provided to the Executive resulting in material and demonstrable harm to the Company including, without limitation, a material violation of the Company's Code of Business Conduct and Ethics; (v) the repeated and continued failure by the Executive to carry out, in all material respects, the reasonable and lawful directions of the Company that are within the Executive's individual control and consistent with the Executive's position and duties and responsibilities hereunder, except for a failure that is attributable to the Executive's illness, injury or Disability; or (vi) fraud, embezzlement, theft or material dishonesty by the Executive against the Company.

                (f) "Change of Control" means, and shall be deemed to have occurred:

                        (1) the Board (or if approval of the Board is not required as a matter of law, the shareholders of the Company) shall approve (a) any consolidation or merger of the Company which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted to cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all, or substantially all, the assets of the Company or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company;

                        (2) any person (as such term is defined in Section 13(d) of the 1934 Act), corporation or other entity other than the Company shall make a tender offer or exchange offer to acquire any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration, provided that (a) at least a portion of such securities sought pursuant to the offer in question is acquired and (b) after consummation of such offer, the person, corporation or other entity in question is the "beneficial owner" (as such term is defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of 20% or more of the outstanding shares of Common Stock (calculated as provided in paragraph (d) of such rule 13d-3 in the case of rights to acquire Common Stock;

                        (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

                        (4) the occurrence of any other event the Committee determines shall constitute a "Change of Control" hereunder.

                (g) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                (h) "Code" means the Internal Revenue Code of 1986, as amended.

                (i)     "Committee" means the committee designated pursuant to
        Section 7 to administer this Plan.

                (j) "Company" means Comverse Technology, Inc., a New York corporation and, after a Change of Control, any successor or successors thereto.

                (k) "Eligible Executive" means an Executive whose employment with Executive's Employer (i) is involuntarily terminated by the Employer for any reason other than Cause (A) in connection with or in anticipation of a Change of Control at the request of, or upon the initiative of, the buyer in the Change of Control transaction (an "Anticipatory Termination"), but only if an anticipated Change of Control actually occurs during the period in which this Plan is effective (in which case Executive's date of termination shall be deemed to have occurred immediately following the Change of Control) or (B) during the two-year period beginning on the effective date of a Change of Control, or (ii) terminates during the two year period beginning on the effective date of a Change of Control on account of such Executive's resignation for Good Reason within 6 months from the date the Executive first becomes aware of the existence of Good Reason; provided, however, that the employment of an Executive shall not be considered to have been "involuntarily terminated" in any of the following circumstances:

                        (1) if an Executive's employment with an Employer is terminated by reason of a transfer to the employ of another Employer or an Affiliate,

                        (2) if an Executive's employment with an Employer is terminated by reason of a transfer to the employ of another entity into which the Employer is merged or otherwise consolidated,

                        (3) if an Executive's employment with an Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time or the absence at such time of an available position for which the Executive is qualified, or

                        (4) if an Executive's employment with an Employer is terminated in connection with the sale of stock or the sale or lease by such Employer of all or part of its assets if such Employer determines in its sole discretion that either (A) in connection with such sale or lease such Executive was offered employment for a comparable position at a comparable salary with the purchaser or lessee, as the case may be, of the Employer's stock or assets or (B) such Executive voluntarily elected not to participate in the selection process for such employment.

                (l) "Employer" means the Company and any other Affiliate of the Company.

                (m) "Executive" means an employee of an Employer as of the date of a Change of Control who is listed on Schedule A attached hereto.

                (n) "Good Reason" shall mean, without the Executive's prior written consent, the occurrence of any of the following events or actions on or after a Change in Control: (i) any reduction in the Executive's Base Salary, other than as part of an across-the-board reduction applicable to all senior executives of Comverse Technology, Inc and its Affiliates; (ii) an actual relocation of the Executive's principal office to another location more than 50 miles from its location as of the effective date of the Plan; or (iii) a material and adverse reduction in the nature or scope of Executive's responsibilities, duties or authorities.

                (o) "Plan" means The Comverse Technology, Inc. Executive Severance Protection Plan, as in effect from time to time.

                (p)     "Plan Year" means the calendar year.

                (q) "Release" means a release to be signed by an Eligible Executive in such form as the Company shall determine, which shall, to the extent permitted by law, waive all claims and actions against the Employers and Affiliates and such other related parties and entities as the Company chooses to include in the release except for claims and actions for benefits provided under the terms of this Plan (which Release is not revoked by the Eligible Executive).

                (r) "Target Bonus" means the greater of (i) Executive's target Bonus in effect on the date of the Change of Control or (B) Executive's target Bonus in effect immediately prior to the event set forth in the notice of termination given in accordance with Section 12.

                (s) "Total Disability" means the Executive's inability to substantially perform his duties and responsibilities at the Company for a period of six (6) consecutive months or nine (9) out of twelve (12) nonconsecutive months due to a physical or mental disability, as the term "physical or mental disability" is defined in the Company's long-term disability insurance plan then in effect (or would be so found if the Executive applied for coverage or benefits under such plan).

        Section 2. Severance Benefits. Each Eligible Executive who executes a Release at the time and in the manner prescribed by the Company (and who does not revoke such Release) shall be entitled to the following:

                (a) Severance Pay. An Eligible Executive shall be entitled to receive severance pay from his or her Employer in a lump sum amount equal to (i) 1.0 multiplied by the greater of the Eligible Executive's Base Salary in effect (A) immediately prior to the date of the Change of Control or (B) immediately prior to the date set forth in the notice of termination given in accordance with Section 12, (ii) 1.0 multiplied by the Target Bonus and (iii) the Target Bonus multiplied by a fraction, the numerator of which shall equal the number of days the Eligible Executive was employed by the Eligible Executive's Employer in the Employer fiscal year in which the Eligible Executive's termination occurs and the denominator of which shall equal 365 (the "Bonus Fraction").

                (b) Medical, Dental and Life Insurance Benefit Continuation. For 12 months (or the minimum period required by law in the jurisdiction in which the Eligible Executive is employed and resides outside of the United States) following the Eligible Executive's termination of employment (the "Welfare Continuation Period"), the Eligible Executive and such Eligible Executive's spouse and dependents (each as defined under the applicable program) shall receive the following benefits: (i) medical and dental insurance coverages at the same benefit level as provided to the Eligible Executive immediately prior to the Change of Control, at the same cost to the Eligible Executive as is generally provided to active employees of the Company (provided, however, that if the Eligible Executive becomes employed by a new employer, continuing medical and dental coverage from the Company will become secondary to any coverage afforded by the new employer in which the Eligible Executive becomes enrolled); and (ii) life insurance coverage at the same benefit level as provided to the Eligible Executive immediately prior to the Change of Control and at the same cost to the Eligible Executive as is generally provided to active employees of the Company.

                (c) Accrued Benefits. Such Eligible Executive shall be entitled to receive any unpaid Base Salary through the date of such Eligible Executive's termination, any Bonus earned but unpaid as of the date of such Eligible Executive's termination for any previously completed fiscal year of the Company. In addition, such Eligible Executive shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by such Eligible Executive in accordance with Company policies prior to the date of such Eligible Executive's termination. Such Eligible Executive shall also receive such other compensation (including any stock options or other equity-related payments) and benefits, if any, to which such Eligible Executive may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than pursuant to any Company severance policy and as provided in Section 10.

                (d) Equity Incentive Awards. Any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity incentive award then held by such Eligible Executive shall, if not previously accelerated or waived pursuant to the terms of the equity incentive award, be automatically accelerated or waived effective as of the effective date of such Eligible Executive's termination of employment.

                (e) Restrictive Covenants. In consideration of the provision of the foregoing benefits provided in this Section 2 and as otherwise set forth in the Plan, Executive hereby agrees to be bound by the restrictive covenants set forth in Exhibit A attached hereto.

        Section 3. Form and Time of Payment. The cash severance pay benefits payable to an Eligible Executive by his or her Employer under Section 2 shall be paid to such Eligible Executive in a single lump sum less applicable withholdings within the later of (i) 30 business days after the Eligible Executive's date of termination or (ii) the expiration of the revocation period, if applicable, under the Release, except as provided pursuant to Section 5.

        Section 4. Tax Withholding, Deferral and Section 409A. Each Employer shall withhold from any amount payable to an Eligible Executive pursuant to this Plan, and shall remit to the appropriate governmental authority, any income, employment or other tax the Employer is required by applicable law to so withhold from and remit on behalf of such Eligible Executive. Notwithstanding any other provision of this Plan or certain compensation and benefit plans of the Employer, it is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Eligible Executive under Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, "Section 409A"). The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. The Company shall from time to time compile a list of "specified employees" as defined in, and pursuant to, Prop. Reg. Section 1.409A-1(i) or any successor regulation. Notwithstanding any other provision herein, if the Eligible Executive is a specified employee on the date of termination, no payment of compensation under this Agreement (other than a payment that qualifies as a "short-term deferral" under Section 409A) shall be made to the Eligible Executive during the period lasting six months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Eligible Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code. If any payment to the Eligible Executive is delayed pursuant to the immediately preceding sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in that sentence. The Company shall consult with the Eligible Executive in good faith regarding implementation of this section 4; provided that neither the Company nor its employees or representatives shall have liability to the Eligible Executive with respect thereto.

        Section 5. Limitation of Certain Payments.

                (a) In the event the Employer determines, that part or all of the consideration, compensation or benefits to be paid to Executive under this Plan constitute "parachute payments" under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute "parachute payments" (collectively, the "Parachute Amount") exceeds 2.99 times the Executive's "base amount", as defined in Section 280G(b)(3) of the Code (the "Executive Base Amount"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the "Reduced Amount"); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Employer), that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount.

                (b)     If the determination made pursuant to clause (a) of this
        Section 5 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this
        Section 5, Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Employer in writing of his election within ten days of the determination of the reduction in payments. If no such election is made by Executive within such ten-day period, the Employer may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election. Within ten days following such determination and the elections hereunder, the Employer shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Plan and shall promptly pay to or distribute to or for the benefit of Executive in the future such amounts as become due to Executive pursuant to this Plan.

        Section 6. Plan Administration. This Plan shall be administered by the Compensation Committee of the Board. The Committee shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan. The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan. Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Committee to reconsider or re-determine such action. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts. The Committee may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of the Plan. All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Employer.

        Section 7. Claims Procedure. If any person (hereinafter called the "Claimant") feels he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Chairman of the Committee. Within 60 days of the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent Plan provisions, and advise the Claimant that he or she may, within 60 days of the receipt of such notice, request in writing to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within 60 days following the hearing thereon, and the Committee shall in writing notify the Claimant of its final decision, again specifying the reasons therefore and the pertinent Plan provisions upon which such decision is based. The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

        Section 8. Plan Amendment and Termination. The Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, by written document executed by its duly authorized representative and at any time to terminate this Plan; provided, however, that no such amendment or termination shall reduce the amount of severance pay payable under this Plan to a former Executive whose employment with an Employer terminated prior to the date of such amendment or termination, or defer the date for the payment of such former Executive's benefit hereunder except as provided pursuant to Section 4, without the consent of such former Executive. Any provision of this Plan to the contrary notwithstanding, any action to amend or terminate this Plan on or after the date on which a Change of Control occurs shall not be effective prior to the end of the two-year period beginning on the effective date of the Change of Control.

        Section 9. Nature of Plan and Rights. This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Executive or former Executive. Any payment which becomes due under this Plan to an Eligible Executive shall be made by his or her Employer out of its general assets, and the right of any Eligible Executive to receive a payment hereunder from his or her Employer shall be no greater than the right of any unsecured general creditor of such Employer.

        Section 10. Entire Agreement; Offset; Modification.

                (a) This Plan constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the effect of a termination of employment in connection with or following a Change of Control on the relationship between the Company and its Affiliates and Executive.

                (b) Except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce Executive's compensation or other benefits or terminate Executive's employment, with or without Cause. Any rights that Executive shall have in that regard shall be as set forth in any applicable employment agreement between Executive and the Company.

        Section 11. Spendthrift Provision. No right or interest of an Eligible Executive under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Eligible Executive.

        Section 12. Notice. Notice of termination without Cause shall be given in accordance with this Section, and the effective date of termination. For the purpose of this Plan, any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as the Company or the Eligible Executive may have furnished to the other in writing in accordance herewith.

        If to the Company:

        Comverse Technology, Inc.
        810 Seventh Avenue, 35th Floor
        New York, New York  10019
        Attention: General Counsel

        If to Executive:

        To the most recent address of Executive set forth in the personnel records of the Company.

        Section 13. Applicable Law. This Plan shall be governed and construed in accordance with New York and applicable federal law.

        Section 14. Effectiveness. This Plan shall be effective as of the date of execution stated herein and shall remain in effect until January 26, 2009; provided, however, that commencing with January 25, 2009 and on each anniversary thereof, the effectiveness of the Plan shall be automatically extended for an additional one-year period, unless the Company provides that the effectiveness of the Plan shall not be so extended. Notwithstanding the foregoing, the Plan shall, if in effect on the date of a Change of Control, remain in effect for two years following the Change of Control.

                                   SCHEDULE A




COMVERSE, INC.
--------------

Uri Arad        President MMG

Gadi Bahat      President EMEA

Yaron Tchwella  President Messaging

Eitan Achlow    President APAC

Ziv Leitman     CFO

Benny Einhorn   CMO

Hezi Basok      SVP Operations

Ramesh Barasia  President Americas

Elli Giuseppe   EVP Alliances

Howard Woolf    President Billing

Shlomo Weitz    SVP Global Customer Support

Rachel Ofer     SVP Human Resources


COMVERSE TECHNOLOGY, INC.
-------------------------

Sunny Barretto        AVP Finance.

                                    EXHIBIT A

                              RESTRICTIVE COVENANTS

I. CONFIDENTIALITY. The Grantee shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or an Affiliate, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which Grantee acquires during the period of employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with Grantee's work as an employee of the Company or an Affiliate, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Grantee to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his or her violation of this Exhibit A. The Grantee hereby sells, assigns and transfers to the Company all of Grantee's right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "Rights") that, during Grantee's employment, are made or conceived by him or her, alone or with others, and that relate to the Company or an Affiliate's present business or arise out of any work Grantee performs or information Grantee receives regarding the business of the Company or an Affiliate while employed by the Company or an Affiliate. The Grantee shall fully disclose to the Company or an Affiliate as promptly as possible all information known or possessed by him or her concerning the Rights, and upon request by the Company or an Affiliate and without any further compensation in any form to Grantee by the Company or an Affiliate, but at the expense of the Company or an Affiliate, execute all applications for patents and copyright registrations, assignments thereof and other applicable instruments and do all things that the Company or an Affiliate may reasonably deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

II. NONCOMPETE; NON NONSOLICITION. For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that the Executive will have access to confidential information and other valuable rights of the Company, the Executive covenants and agrees that he will not, at any time during his employment with the Company and for a period of twelve (12) months thereafter, directly or indirectly, engage in any business or in any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services that are in competition with products or services that the Company or any of its subsidiaries produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which the Company or any of its subsidiaries then conducts business or reasonably has plans to conduct business. It is not the intent of this covenant to bar the Executive from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Executive from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved. The Executive further agrees that during his employment by the Company and for a period of twelve (12) months thereafter, the Executive shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing, an exempt Executive of the Company to accept employment or affiliation with another firm or corporation engaging in such business or activity of which the Executive is an Executive, owner, partner or consultant.

II. GEOGRAPHIC SCOPE. The Company and the Executive agree that the duration and geographic scope of the Restrictive Covenant provision set forth in this Exhibit A are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Executive hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and the Executive intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

III. CLAW BACK If a Executive violates the requirements of the restrictive covenants in this Exhibit A, then in addition to all remedies in law and/or equity available to the Company, Executive shall forfeit all Severance Pay that may have accrued but not been paid and Executive shall immediately pay to the Company an amount in cash equal to any Severance Pay previously paid to the Executive by the Company, without regard to any taxes that may have been deducted from such amount.